                                                                   EXHIBIT 12.01

                  RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (IN THOUSANDS OF DOLLARS)

                                                      FOR THE YEAR ENDED DECEMBER 31,
                                 --------------------------------------------------------------------------
                                                        1990
                                              ------------------------
                                               THROUGH        FROM
                                   1989       AUGUST 31    SEPTEMBER 1      1991        1992        1993
                                 ---------    ---------    -----------    --------    --------    ---------
Earnings available for fixed
  charges:
  Loss before income taxes and
    extraordinary item........   $(306,589)   $(171,594)    $ (13,531)    $(42,402)   $(54,802)   $(101,164)
  Interest and amortization of
    debt discount and
    expense...................     121,579         434         14,057       63,262      78,425      108,447
  Portion (one-third) of
    rental charges............       2,464       1,443            561        2,152       2,535        2,539
                                 ---------    ---------    -----------    --------    --------    ---------
    Earnings available for
       fixed charges..........   $(182,546)   $(169,717)    $   1,087     $ 23,012    $ 26,158    $   9,822
                                 ---------    ---------    -----------    --------    --------    ---------
                                 ---------    ---------    -----------    --------    --------    ---------
Fixed charges:
  Interest and amortization of
    debt discount and
    expense...................   $ 121,579    $    434      $  14,057     $ 63,262    $ 78,425    $ 108,447
  Capitalized interest........          99
  Portion (one-third) of
    rental charges............       2,464       1,443            561        2,152       2,535        2,539
                                 ---------    ---------    -----------    --------    --------    ---------
    Total fixed charges.......   $ 124,142    $  1,877      $  14,618     $ 65,414    $ 80,960    $ 110,986
                                 ---------    ---------    -----------    --------    --------    ---------
                                 ---------    ---------    -----------    --------    --------    ---------
Ratio of earnings to fixed
  charges(a)..................      --           --            --            --          --          --
                                 ---------    ---------    -----------    --------    --------    ---------
                                 ---------    ---------    -----------    --------    --------    ---------

- ---------------
(a) Earnings were insufficient to cover fixed charges by $306,688,000 for the year 1989; $171,594,000 for the period through August 31, 1990; $13,531,000 for the period from September 1, 1990; $42,402,000 for the year 1991; $54,802,000 for the year 1992; and $101,164,000 for the year 1993.

A change in control, management and accounting basis occurred on August 31, 1990, as the Company emerged from bankruptcy proceedings.